Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Zoetis Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 Nos. (333-186367, 333-189573, and 333-200073) and Form S-3 (No. 333-205777) of Zoetis Inc. and subsidiaries (the Company) of our reports dated February 16, 2017, with respect to the consolidated balance sheets of Zoetis Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedule II - Valuation and Qualifying Accounts, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 Annual Report on Form 10-K of Zoetis Inc. and subsidiaries.

/s/ KPMG LLP
New York, New York
February 16, 2017